Exhibit 5.1

October 23, 2020

CytRx Corporation

11726 San Vicente Blvd., Suite 650

Los Angeles, CA 90049

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to CytRx Corporation, a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission for the registration of (i) 850,000 shares of common stock, $0.001 par value per share (the “Common Stock”), of the Company (the “Award Shares”) that may be issued pursuant to awards granted under the Company’s 2019 Stock Incentive Plan (the “2019 Plan”), and (ii) 2,689,552 shares of Common Stock of the Company (the “Issued Shares”) held by the selling stockholders named in the Registration Statement that were issued to them pursuant to awards granted under the 2019 Plan.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company. The opinion expressed below is limited to the Delaware General Corporation Law.

For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of Common Stock will be available for issuance when the Award Shares are issued under the 2019 Plan.

Based on the foregoing, we are of the opinion that (i) the Award Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the 2019 Plan and the award agreements thereunder, will be validly issued, fully paid and nonassessable, and (ii) the Issued Shares have been duly authorized and are validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP